Home Bancorp Announces 2014 First Quarter Results

LAFAYETTE, La., April 29, 2014 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the "Bank"), announced net income of $1.4 million for the first quarter of 2014, a decrease of $272,000, or 16%, compared to the fourth quarter of 2013 and a decrease of $428,000, or 23%, compared to the first quarter of 2013. The first quarter of 2014 includes $2.0 million of pre-tax merger expenses compared to $307,000 in the fourth quarter of 2013 related to the acquisition of Britton & Koontz Capital Corporation ("Britton & Koontz"). Excluding merger-related expenses, net income for the first quarter of 2014 was $2.8 million, representing as increase of 46% and 50% compared to the fourth quarter of 2013 and the first quarter of 2013, respectively.

Diluted earnings per share were $0.21 for the first quarter of 2014, a decrease of $0.04, or 16%, compared to the fourth quarter of 2013 and a decrease of $0.05, or 19%, compared to the first quarter of 2013. Excluding merger-related expenses, diluted earnings per share were $0.41 for the first quarter of 2014, an increase of 46% and 58% compared to the fourth quarter of 2013 and the first quarter of 2013, respectively.

"Our earnings engine picked up substantial momentum during the quarter with the completion of our acquisition of Britton & Koontz Bank," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "We also continue to see strong economic activity in many of our markets, which is driving organic commercial loan growth."

"During the quarter, we achieved a significant milestone in crossing the $1 billion asset threshold," added Mr. Bordelon. "On behalf of our Board of Directors, I extend a sincere thank you to our employees, customers and shareholders for playing such a vital role in this achievement."

Acquisition of Britton & Koontz

On February 14, 2014, the Company completed its acquisition of Britton & Koontz, the former holding company of Britton & Koontz Bank, N.A. ("Britton & Koontz Bank") of Natchez, Mississippi. Shareholders of Britton & Koontz received $16.14 per share in cash, yielding an aggregate purchase price of $34,515,000. As a result of the acquisition, five former Britton & Koontz Bank branches in west Mississippi were added to Home Bank's branch office network. Two former Britton & Koontz Bank locations in Baton Rouge were consolidated into existing Home Bank locations.

The assets and liabilities from Britton & Koontz were recorded at their estimated fair values as of the acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. A summary of the assets and liabilities acquired and estimated fair value adjustments follows.

	As of February 14, 2014
(in thousands)	Britton & Koontz	Fair Value Adjustments	As recorded by Home Bancorp
Assets
Cash and cash equivalents	$ 15,342	$ -	$ 15,342
Investment securities available for sale	96,952	1,033	97,985
Loans	170,083	(7,107)	162,976
Real estate owned	2,699	(871)	1,828
Office properties and equipment, net	6,566	(925)	5,641
Core deposit intangible	-	3,030	3,030
Other assets	9,212	2,722	11,934
Total assets acquired	300,854	(2,118)	298,736

Liabilities
Deposits:
Noninterest-bearing	$ 59,575	$ -	$ 59,575
Interest-bearing	156,839	186	157,025
Total deposits	216,414	186	216,600
Federal Home Loan Bank ("FHLB") advances	9,149	103	9,252
Other borrowings	26,315	976	27,291
Other liabilities	11,125	15	11,140
Total liabilities assumed	$ 263,003	$ 1,280	$ 264,283
Excess of assets acquired over liabilities assumed			34,453
Cash consideration paid			(34,515)
Total goodwill recorded			$ 62

Loans and Credit Quality

Loans totaled $880.1 million at March 31, 2014, an increase of $172.6 million, or 24%, from December 31, 2013, and an increase of $201.5 million, or 30%, from March 31, 2013. Growth in the loan portfolio was primarily driven by the acquisition of Britton & Koontz, which added $163.0 million in loans at acquisition date. During the first quarter, organic loan growth was related primarily to commercial real estate (up $14.8 million) and construction and land (up $12.5 million) loans, which were partially offset by a decline in commercial and industrial loans (down $6.5 million).

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2014	2013	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$223,195	$179,506	$43,689	24%
Home equity loans and lines	54,423	40,561	13,862	34
Commercial real estate	335,183	269,849	65,334	24
Construction and land	115,462	83,271	32,191	39
Multi-family residential	20,945	16,578	4,367	26
Total real estate loans	749,208	589,765	159,443	27
Other loans:
Commercial and industrial	87,111	77,533	9,578	12
Consumer	43,763	40,158	3,605	9
Total other loans	130,874	117,691	13,183	11
Total loans	$880,082	$707,456	$172,626	24%

Nonperforming assets ("NPAs"), which include $7.9 million in assets covered under loss sharing agreements with the FDIC ("Covered Assets") and $13.5 million acquired from GS Financial Corp. ("GSFC") and $2.1 million acquired from Britton & Koontz (collectively "Non-covered Acquired Assets"), totaled $28.2 million at March 31, 2014, a decrease of $1.2 million compared to December 31, 2013 and a decrease of $2.3 million compared to March 31, 2013. The ratio of total NPAs to total assets was 2.27% at March 31, 2014, compared to 2.98% at December 31, 2013 and 3.12% at March 31, 2013. Excluding acquired assets, the ratio of NPAs was 0.49% at March 31, 2014, compared to 0.81% at December 31, 2013 and 0.80% at March 31, 2013.

The Company recorded net loan recoveries of $41,000 during the first quarter of 2014, compared to net loan recoveries of $24,000 and net loan charge-offs of $165,000 in the fourth and first quarters of 2013, respectively. The Company's provision for loan losses for the first quarter of 2014 was $145,000, compared to $431,000 and $520,000 for the fourth and first quarters of 2013, respectively.

The ratio of allowance for loan losses to total loans was 0.81% at March 31, 2014, compared to 0.98% and 0.84% at December 31, 2013 and March 31, 2013, respectively. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.10% at March 31, 2014, compared to 1.12% and 1.05% at December 31, 2013 and March 31, 2013, respectively.

Investment Securities Portfolio

The Company's investment securities portfolio totaled $193.1 million at March 31, 2014, an increase of $34.0 million, or 21%, from December 31, 2013, and an increase of $33.3 million, or 21%, from March 31, 2013. The increase resulted primarily from securities acquired from Britton & Koontz. The Company acquired $98.0 million at the date of acquisition, and subsequently sold $65.1 million of the acquired investments during the first quarter. At March 31, 2014, the Company had a net unrealized gain position on its investment securities portfolio of $1.0 million, compared to net unrealized gains of $300,000 and $4.6 million at December 31, 2013 and March 31, 2013, respectively. The investment securities portfolio had a modified duration of 4.1 years at March 31, 2014, compared to 4.2 and 3.7 years at December 31, 2013 and March 31, 2013, respectively.

Deposits

Total deposits were $987.4 million at March 31, 2014, an increase of $246.1 million, or 33%, from December 31, 2013, and an increase of $206.0 million, or 26%, from March 31, 2013. The acquisition of Britton & Koontz added $216.6 million in deposits during the first quarter. During the first quarter of 2014, core deposits (i.e., checking, savings and money market accounts) increased $193.3 million, or 35%, from December 31, 2013, and increased $200.8 million, or 37%, from March 31, 2013. Core deposits acquired from Britton & Koontz totaled $151.9 million at acquisition date.

The following table sets forth the composition of the Company's deposits at the dates indicated.

	March31,	December31,	Increase / (Decrease)
(dollars in thousands)	2014	2013	Amount	Percent
Demand deposit	$253,866	$174,475	$79,391	46%
Savings	80,414	56,694	23,720	42
Money market	218,601	192,303	26,298	14
NOW	189,297	125,391	63,906	51
Certificates of deposit	245,207	192,449	52,758	27
Total deposits	$987,385	$741,312	$246,073	33%

Net Interest Income

Net interest income for the first quarter of 2014 totaled $11.8 million, an increase of $1.8 million, or 18%, compared to the fourth quarter of 2013, and an increase of $2.0 million, or 20%, compared to the first quarter of 2013. The addition of Britton & Koontz's earning assets accounted for the vast majority of the increase. The Company's net interest margin was 4.72% for the first quarter of 2014, 12 basis points higher than the fourth quarter of 2013 and nine basis points higher than the first quarter of 2013. The increase in the net interest margin was primarily the result of the impact of Britton & Koontz's interest-earning assets and interest-bearing liabilities and the recovery of non-accrual interest and fees during the first quarter of 2014, which totaled approximately $287,000. The Covered Loan portfolio yielded 11.35% during the first quarter of 2014, compared to 13.66% and 10.97% during the fourth and first quarter of 2013, respectively.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 35%.

	For the Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$793,509	5.81%	$685,034	5.73%	$675,435	5.98%
Investment securities (TE)	190,016	2.47	157,820	2.18	153,958	2.15
Other interest-earning assets	31,166	0.41	23,734	0.47	28,753	0.44
Total interest-earning assets	1,014,691	5.02	866,588	4.94	858,146	5.11

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	423,213	0.23	377,419	0.23	369,594	0.30
Certificates of deposit	219,226	0.71	199,392	0.83	245,421	1.01
Total interest-bearing deposits	642,439	0.39	576,811	0.44	615,015	0.58
Other borrowings	14,031	0.48	-	-	-	-
FHLB advances	109,625	0.42	65,851	0.61	41,243	1.39
Total interest-bearing liabilities	$766,095	0.40	$642,662	0.45	$656,258	0.63

Net interest spread (TE)		4.62%		4.48%		4.48%
Net interest margin (TE)		4.72%		4.60%		4.63%

Noninterest Income

Noninterest income for the first quarter of 2014 totaled $1.7 million, a decrease of $141,000, or 8%, compared to the fourth quarter of 2013 and a decrease of $160,000, or 9%, compared to the first quarter of 2013. The decrease in noninterest income in the first quarter of 2014 compared to the fourth quarter of 2013 resulted primarily from declines in other income of $116,000 (related to recoveries on the acquired GFSC loan portfolio during the fourth quarter of 2013) and gains on the sale of mortgage loans (down $102,000), which were offset by increases in service fees and charges and bank card fees as a result of the Britton & Koontz acquisition.

The decrease in noninterest income in the first quarter of 2014 compared to the first quarter of 2013 resulted primarily from decreases in gains on the sale of mortgage loans (down $387,000), which was partially offset by increases in service fees and charges (up $214,000) and bank card fees (up $42,000).

Noninterest Expense

Noninterest expense for the first quarter of 2014 totaled $11.3 million, an increase of $2.5 million, or 28%, compared to the fourth quarter of 2013 and an increase of $2.9 million, or 35%, compared to the first quarter of 2013. Noninterest expense includes $2.0 million and $307,000 of expenses related to the acquisition of Britton & Koontz in the first quarter of 2014 and fourth quarter of 2013, respectively. Such merger-related expenses include professional fees, data conversion and severance and other employee costs associated with the merger and related systems conversion. Excluding merger-related expenses, noninterest expense for the first quarter of 2014 totaled $9.3 million, an increase of $835,000, or 10%, compared to the fourth quarter of 2013 and an increase of $969,000, or 12%, compared to the first quarter of 2013. The increases primarily relate to the growth of the Company due to the addition of Britton & Koontz branches and employees.

Non-GAAP Reconciliation

For the Three Months Ended
(dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013

Reported noninterest expense	$ 11,257	$ 8,774	$ 8,333
Less: Merger-related expenses	(1,955)	(307)	-
Non-GAAP noninterest expense	$ 9,302	$ 8,467	$ 8,333

Reported net income	$ 1,433	$ 1,706	$ 1,862
Add: Merger-related expenses (after tax)	1,357	200	-
Non-GAAP net income	$ 2,791	$ 1,906	$ 1,862

Diluted EPS	$ 0.21	$ 0.25	$ 0.26
Add: Merger-related expenses	0.20	0.03	-
Non-GAAP EPS	$ 0.41	$ 0.28	$ 0.26

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company's financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	March 31,	March 31,	%	December 31,
	2014	2013	Change	2013
Assets
Cash and cash equivalents	$ 57,221,018	$ 48,271,579	19%	$ 32,638,900
Interest-bearing deposits in banks	6,763,000	3,529,000	92	2,940,000
Investment securities available for sale, at fair value	182,344,248	158,264,273	15	149,632,153
Investment securities held to maturity	10,715,225	1,463,543	632	9,404,790
Mortgage loans held for sale	5,465,256	4,373,926	25	1,951,345
Loans covered by loss sharing agreements	18,579,128	41,533,637	(55)	21,673,808
Noncovered loans, net of unearned income	861,503,175	637,044,534	35	685,782,309
Total loans	880,082,303	678,578,171	30	707,456,117
Allowance for loan losses	(7,104,476)	(5,674,179)	25	(6,918,009)
Total loans, net of allowance for loan losses	872,977,827	672,903,992	30	700,538,108
FDIC loss sharing receivable	10,069,092	15,658,092	(36)	12,698,077
Office properties and equipment, net	36,791,667	30,540,350	20	30,702,635
Cash surrender value of bank-owned life insurance	18,815,588	17,405,985	8	17,750,604
Accrued interest receivable and other assets	38,009,342	24,614,631	54	25,984,346
Total Assets	$ 1,239,172,263	$ 977,025,371	27	$ 984,240,958

Liabilities
Deposits	$ 987,384,843	$ 781,335,468	26%	$ 741,312,416
Securities sold under repurchase agreement	20,878,331	-		-
Federal Home Loan Bank advances	81,302,244	49,346,176	65	97,000,000
Accrued interest payable and other liabilities	5,231,598	3,225,771	62	4,019,013
Total Liabilities	1,094,797,016	833,907,415	31	842,331,429

Shareholders' Equity
Common stock	89,588	89,534	-%	89,585
Additional paid-in capital	92,655,484	91,458,193	1	92,192,410
Treasury stock	(28,015,546)	(22,390,786)	25	(28,011,398)
Common stock acquired by benefit plans	(6,196,057)	(7,358,139)	(16)	(6,285,327)
Retained earnings	85,162,600	78,297,156	9	83,729,144
Accumulated other comprehensive income	679,178	3,021,998	(78)	195,115
Total Shareholders' Equity	144,375,247	143,117,956	1	141,909,529
Total Liabilities and Shareholders' Equity	$ 1,239,172,263	$ 977,025,371	27	$ 984,240,958

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
	2014	2013	Change	December 31, 2013	Change
Interest Income
Loans, including fees	$ 11,484,445	$ 10,072,750	14%	$ 9,956,749	15%
Investment securities	1,050,846	771,050	36	782,409	34
Other investments and deposits	31,158	31,306	-	28,278	10
Total interest income	12,566,449	10,875,106	16	10,767,436	17

Interest Expense
Deposits	622,565	881,014	(29)%	633,361	(2)%
Securities sold under repurchase agreements	16,675	-	-	-	-
Federal Home Loan Bank advances	116,211	143,679	(19)	100,119	16
Total interest expense	755,451	1,024,693	(26)	733,480	3
Net interest income	11,810,998	9,850,413	20	10,033,956	18
Provision for loan losses	145,016	520,392	(72)	431,368	(66)
Net interest income after provision for loan losses	11,665,982	9,330,021	25	9,602,588	21

Noninterest Income
Service fees and charges	796,093	582,542	37%	745,420	7%
Bank card fees	455,984	414,392	10	416,661	9
Gain on sale of loans, net	161,862	548,419	(70)	264,111	(39)
Income from bank-owned life insurance	110,641	119,551	(7)	112,595	(2)
Gain (loss) on the sale of securities, net	1,826	-	-	-	-
Discount accretion of FDIC loss sharing receivable	85,167	112,199	(24)	98,016	(13)
Other income	44,406	39,371	13	160,170	(72)
Total noninterest income	1,655,979	1,816,474	(9)	1,796,973	(8)

Noninterest Expense
Compensation and benefits	6,794,808	5,096,218	33%	5,335,859	27%
Occupancy	1,014,330	831,253	22	882,104	15
Marketing and advertising	207,241	239,195	(13)	202,595	2
Data processing and communication	1,371,823	641,515	114	599,760	129
Professional fees	487,110	212,746	129	436,747	12
Forms, printing and supplies	161,920	106,773	52	100,126	62
Franchise and shares tax	184,385	273,620	(33)	(108,765)	270
Regulatory fees	228,377	223,249	2	221,908	3
Foreclosed assets, net	361,885	177,943	103	286,163	26
Other expenses	445,167	530,000	(16)	817,722	(46)
Total noninterest expense	11,257,046	8,332,512	35	8,774,219	28
Income before income tax expense	2,064,915	2,813,983	(27)	2,625,342	(21)
Income tax expense	631,460	952,049	(34)	919,693	(31)
Net income	$ 1,433,455	$ 1,861,934	(23)	$ 1,705,649	(16)

Earnings per share - basic	$ 0.22	$ 0.28	(21)%	$ 0.26	(15)%
Earnings per share - diluted	$ 0.21	$ 0.26	(19)	$ 0.25	(16)

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
	2014	2013	Change	December 31, 2013	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 12,566	$10,875	16%	$10,767	17%
Total interest expense	756	1,025	(26)	733	3
Net interest income	11,810	9,850	20	10,034	18
Provision for loan losses	145	520	(72)	431	(66)
Total noninterest income	1,656	1,817	(9)	1,797	(8)
Total noninterest expense	11,257	8,333	35	8,774	28
Income tax expense	631	952	(34)	920	(31)
Net income	$ 1,433	$ 1,862	(23)	$ 1,706	(16)

AVERAGE BALANCE SHEET DATA
Total assets	$ 1,118,361	$961,542	16%	$962,611	16%
Total interest-earning assets	1,014,691	858,146	18	866,589	17
Totals loans	793,509	675,435	17	685,034	16
Total interest-bearing deposits	642,439	615,015	4	576,811	11
Total interest-bearing liabilities	766,095	656,258	17	642,662	19
Total deposits	851,861	775,937	10	752,300	13
Total shareholders' equity	141,327	143,113	(1)	141,516	-

SELECTED RATIOS (1)
Return on average assets	0.51%	0.77%	(34)%	0.71%	(28)%
Return on average equity	4.06	5.20	(22)	4.82	(16)
Efficiency ratio (2)	83.59	71.42	17	74.16	13
Average equity to average assets	12.64	14.88	(15)	14.70	(14)
Tier 1 leverage capital ratio(3)	11.01	13.70	(20)	14.17	(22)
Total risk-based capital ratio(3)	17.06	22.11	(23)	21.88	(22)
Net interest margin (4)	4.72	4.63	2	4.60	3

PER SHARE DATA
Basic earnings per share	$ 0.22	$0.28	(21)%	$0.26	(15)%
Diluted earnings per share	0.21	0.26	(19)	0.25	(16)
Book value at period end	20.31	19.33	5	19.99	2
Tangible book value at period end	19.63	19.03	3	19.72	-

PER SHARE DATA
Shares outstanding at period end	7,099,414	7,405,767	(4)%	7,099,314	-%
Weighted average shares outstanding
Basic	6,490,820	6,668,780	(3)%	6,481,679	-%
Diluted	6,890,803	7,019,572	(2)	6,800,604	1

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 35%.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	March 31, 2014			December 31, 2013			March 31, 2013
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY(1) (2)
Nonaccrual loans	$ 5,084	$ 16,937	$ 22,021	$ 5,081	$ 19,679	$ 24,760	$ 8,105	$ 15,225	$ 23,330
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	5,084	16,937	22,021	5,081	19,679	24,760	8,105	15,225	23,330
Foreclosed assets	2,782	3,358	6,140	3,160	1,406	4,566	3,517	3,612	7,129
Total nonperforming assets	7,866	20,295	28,161	8,241	21,085	29,326	11,622	18,837	30,459
Performing troubled debt restructurings	5	140	145	5	424	429	297	482	779
Total nonperforming assets and troubled debt restructurings	$ 7,871	$ 20,435	$ 28,306	$ 8,246	$ 21,509	$ 29,755	$ 11,919	$ 19,319	$ 31,238

Nonperforming assets to total assets			2.27%			2.98%			3.12%
Nonperforming loans to total assets			1.78			2.52			2.39
Nonperforming loans to total loans			2.50			3.50			3.44
Allowance for loan losses to nonperforming assets			25.23			23.59			18.63
Allowance for loan losses to nonperforming loans			32.26			27.94			24.32
Allowance for loan losses to total loans			0.81			0.98			0.84

Year-to-date loan charge-offs			$ 31			$ 2,155			$ 189
Year-to-date loan recoveries			72			101			24
Year-to-date net loan charge-offs (recoveries)			$ (41)			$ 2,054			$ 165
Annualized YTD net loan charge-offs to total loans			-%			0.29%			0.10%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as "Covered" assets. All other assets are referred to as "Noncovered".

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CONTACT: John W. Bordelon, President and CEO (337) 237-1960